Exhibit 10.01

STOCK PURCHASE AGREEMENT

by and among

H/Cell Energy Corporation (“H/Cell”),

a Nevada corporation

on the one hand;

and

PVBJ INC (“PVBJ”),

a New Jersey corporation

and

Benis Holdings LLC (“Seller”),

the Sole Shareholder of PVBJ

on the other hand

February 1, 2018

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STOCK PURCHASE AGREEMENT

STOCK PURCHASE AGREEMENT, dated as of February 1, 2018 (the “Agreement”), among H/Cell Energy Corporation, a Nevada corporation (“H/Cell”), PVBJ INC, a New Jersey corporation (“PVBJ”), and Benis Holdings LLC, the sole shareholder of PVBJ (“Seller”).

W I T N E S S E T H:

WHEREAS, Seller owns an aggregate of 100 shares of common stock, no par value per share (the “Shares”) of PVBJ, which Shares constitute all of the issued and outstanding shares of capital stock of PVBJ; and

WHEREAS, Seller desires to sell to H/Cell, and H/Cell desires to purchase from Seller, the Shares for the purchase price and upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter contained, the parties hereby agree as follows:

Article I
SALE AND PURCHASE OF SHARES

1.1 Sale and Purchase of Shares.

Upon the terms and subject to the conditions contained herein, Seller hereby sells, assigns, transfers, conveys and delivers to H/Cell, and H/Cell hereby purchases from Seller, certificate(s) representing the Shares held by Seller.

Article II
PURCHASE PRICE AND PAYMENT

2.1 Amount of Purchase Price.

The purchase price for the Shares shall be an aggregate amount equal to (i) $221,800.00 (Two Hundred Twenty-One Thousand Eight Hundred Dollars) (the “Cash Purchase Price”) and (ii) 444,445 shares of H/Cell’s common stock (the “Common Stock”) having an aggregate value of $1,000,000.00 (One Million Dollars) (the “Purchase Price Shares”, and collectively with the Cash Purchase Price, the “Purchase Price”), each subject to adjustment as set forth herein.

2.2 Payment of Purchase Price. Within two (2) business days of the Closing Date, date hereof,

H/Cell shall deliver the number of shares of Purchase Price Shares as determined in accordance with Section 2.1 above, to Seller. Within two (2) business days after H/Cell files its annual report on Form 10-K with the Securities and Exchange Commission, H/Cell shall make a payment to Seller equal to 50% of the positive earnings before taxes of PVBJ for the prior year until such time as the Seller has received the Cash Purchase Price in full.

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2.3 Purchase Price Adjustments.

(a) Net Tangible Asset Value Adjustment. Within ninety (90) calendar days after the date hereof, H/Cell shall cause to be prepared and delivered to Seller a calculation of PVBJ’s net tangible asset value as of the Effective Date. Net tangible asset value is defined as total assets minus Total Liabilities minus intangible assets (“Post-Closing NTAV”). For the purposes of this Section 2.3(a), “Total Liabilities” shall include all accrued expenses of PVBJ that may be classified as liabilities on a balance sheet of PVBJ in accordance with generally accepted accounting principles in the United States. Seller shall have a period of sixty (60) calendar days to review the Post-Closing NTAV calculation. In the event Seller and H/Cell are unable to agree upon the Post-Closing NTAV after good faith negotiations for a period of thirty (30) calendar days, Seller and H/Cell shall submit such dispute for resolution to Rosenberg Rich Baker Berman & Company, or such other independent accounting firm as the parties may agree to in writing (the “Independent Accounting Firm”), which shall determine and report to the parties and such report shall be final, binding and conclusive on the parties hereto. If the Independent Accounting Firm determines that an NTAV which delta is within five percent (5%) of the Post-Closing NTAV determined by H/Cell, whether greater or lesser, then H/Cell and the Seller shall equally share the cost of having engaged the Independent Accounting Firm. If the Independent Accounting Firm determines an NTAV which lower than the Post-Closing NTAV determined by H/Cell by more than five percent (5%), then Seller shall pay all of the fees and expenses of the Independent Accounting Firm. If the Independent Accounting Firm determines an NTAV which is greater than the Post-Closing NTAV determined by H/Cell by more than five percent (5%), then H/Cell shall pay all of the fees and expenses of the Independent Accounting Firm. The parties shall cooperate with one another and provide reasonable access of all pertinent books and records to the other party. In the event the Post-Closing NTAV as finally determined in accordance with the foregoing shall be less than negative $200,000 (the “Minimum NTAV”), then the Cash Purchase Price shall be reduced by the difference between the Minimum NTAV and the Post-Closing NTAV. In the event the Post-Closing NTAV shall be greater than $200,000 (the “Maximum NTAV”), then the Cash Purchase Price shall be increased by the difference between the Post-Closing NTAV and the Maximum NTAV.

(b) Section 6.11 Adjustment. Please see Section 6.11 below.

Article III
CLOSING

3.1 Closing Date.

Subject to the satisfaction of the conditions set forth in Sections 7.1 and 7.2 below (or the waiver thereof by the party entitled to waive that condition), the closing of the sale and purchase of the Shares provided for in Section 1.1 above (the “Closing”) shall be deemed to have taken place at the offices of Sichenzia Ross Ference Kesner LLP located at 1185 Avenue of the Americas, 37th Floor, New York, New York 10036 (or at such other place as the parties may designate in writing) on such date as Seller and H/Cell may designate. The date on which the Closing shall be held is referred to in this Agreement as the “Closing Date”; provided, however, that the Closing shall be deemed to be effective as of 12:01 a.m. on February 1, 2018 (the “Effective Date”).

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Article IV
REPRESENTATIONS AND WARRANTIES OF SELLER

For purposes of this Agreement, any statement made to the knowledge of PVBJ shall mean to include the knowledge of Seller’s sole member, Paul V. Benis, Jr. (“Sole Member”). Seller shall be deemed to have “knowledge” of a particular fact or other matter if Seller or Sole Member is actually aware of such fact or other matter, or should, by reason of Sole Member’s position as an owner, director or executive officer of PVBJ, reasonably be expected to be aware of such fact or other matter.

Except as set forth herein, Seller hereby represents and warrants to H/Cell as of the date hereof as follows:

4.1 Organization and Good Standing.

(a) PVBJ is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey. Schedule 4.1 sets forth all of the jurisdictions in which PVBJ is qualified to transaction business as presently conducted. To the best knowledge of Seller, PVBJ is not required to be qualified to transact business in any other jurisdiction where the failure to so qualify would have a material adverse effect on the business of PVBJ (a “Material Adverse Effect”).

(b) Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania.

4.2 Authority.

(a) PVBJ has full power and authority (corporate and otherwise) to carry on its business and has all permits and licenses that are necessary to the conduct of its business or to the ownership, lease or operation of its properties and assets.

(b) The execution of this Agreement and the delivery hereof to H/Cell and the sale contemplated herein have been, or will be prior to Closing, duly authorized by all necessary corporate action of on the part of PVBJ and Seller.

(c) Subject to any consents required under Section 07 below, Seller and PVBJ have the full legal right, power and authority to execute, deliver and carry out the terms and provisions of this Agreement; and this Agreement has been duly and validly executed and delivered on behalf of Seller and PVBJ and constitutes a valid and binding obligation of Seller and PVBJ enforceable in accordance with its terms.

(d) Neither the execution and delivery of this Agreement, the consummation of the transactions herein contemplated, nor compliance with the terms of this Agreement will violate, conflict with, result in a breach of, or constitute a default under any statute, regulation, indenture, mortgage, loan agreement, or other agreement or instrument to which PVBJ or Seller is a party or by which it or any of them is bound, any charter, regulation, or bylaw provision of PVBJ, or any decree, order, or rule of any court or governmental authority or arbitrator that is binding on PVBJ or Seller in any way.

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4.3 Shares; Purchase Price Shares.

(a) PVBJ’s authorized capital stock consists of 100 shares of common stock, all of which are issued and outstanding, which have been issued to Seller and constitute the Shares. All of the Shares are duly authorized, validly issued, fully paid and non-assessable.

(b) Seller is the lawful record and beneficial owner of all the Shares, free and clear of any liens, pledges, encumbrances, charges, claims or restrictions of any kind, and has the absolute, unilateral right, power, authority and capacity to enter into and perform this Agreement without any other or further authorization, action or proceeding, except as specified herein.

(c) There are no authorized or outstanding subscriptions, options, warrants, calls, contracts, demands, commitments, convertible securities or other agreements or arrangements of any character or nature whatever under which Seller or PVBJ are or may become obligated to issue, assign or transfer any shares of capital stock of PVBJ. Upon the satisfaction of the closing conditions set forth in Article VII below, H/Cell will have good, legal, valid, marketable and indefeasible title to all the then issued and outstanding shares of capital stock of PVBJ, free and clear of any liens, pledges, encumbrances, charges, agreements, options, claims or other arrangements or restrictions of any kind.

(d) Seller understands that the Purchase Price Shares are not registered under the Securities Act on the ground that the sale and the issuance of securities hereunder is exempt from registration under the Securities Act pursuant to Section 4(a)(2) thereof, and that H/Cell’s reliance on such exemption is predicated on Seller’s representations set forth herein.

(e) Seller acknowledge that the certificates representing the Purchase Price Shares shall each conspicuously set forth on the face or back thereof a legend in substantially the following form:

“THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER SAID ACT OR PURSUANT TO AN EXEMPTION FROM REGISTRATION OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.”

4.4 Basic Corporate Records. The copies of the Articles of Incorporation of PVBJ (certified by the Secretary of State or other authorized official of the jurisdiction of incorporation), and the Bylaws of PVBJ, as the case may be (certified as of the date of this Agreement as true, correct and complete by PVBJ’s secretary or assistant secretary), all of which have been delivered to H/Cell, are true, correct and complete as of the date of this Agreement.

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4.5. Minute Books. The minute books of PVBJ, which have been delivered to H/Cell, contain true, correct and complete minutes and records of all meetings, proceedings and other actions of the shareholders, Boards of Directors and committees of such Boards of Directors of each such corporation, if any.

4.6. Subsidiaries and Affiliates. Any and all businesses, entities, enterprises and organizations in which PVBJ has any ownership, voting or profit and loss sharing percentage interest (the “Subsidiaries”) are identified on Schedule 4.6 hereto, together with PVBJ’s interest therein. Unless the context requires otherwise or specifically designated to the contrary on Schedule 4.6 hereto, “PVBJ” as used in this Agreement shall include all such Subsidiaries. Except as set forth on Schedule 4.6, (i) PVBJ has made no advances to, or investments in, nor owns beneficially or of record, any securities of or other interest in, any business, entity, enterprise or organization, (ii) there are no arrangements through which PVBJ has acquired from, or provided to, Seller or its affiliates any goods, properties or services, (iii) there are no rights, privileges or advantages now enjoyed by PVBJ as a result of the ownership of PVBJ by Seller which, to the knowledge of Seller or PVBJ, might be lost as a result of the consummation of the transactions contemplated by this Agreement. Each entity shown on Schedule 4.6 is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has full corporate power to own all of its property and to carry on its business as it is now being conducted. Also set forth on Schedule 4.6 is a list of jurisdictions in which each Subsidiary is qualified as a foreign corporation. Such jurisdictions are the only jurisdictions in which the ownership or leasing of property by each Subsidiary or the conduct of its business requires it to be so qualified. All of the outstanding shares of capital stock of each Subsidiary have been duly authorized and validly issued, are fully paid and nonassessable, and, except as set forth on Schedule 4.6, are owned, of record and beneficially, by PVBJ, and on the Effective Date will be owned by PVBJ, free and clear of all liens, encumbrances, equities, options or claims whatsoever. No Subsidiary has outstanding any other equity securities or securities options, warrants or rights of any kind that are convertible into equity securities of such Subsidiary, except as set forth on Schedule 4.6.

4.7. Consents. No consents or approvals of any public body or authority and no consents or waivers from other parties to leases, licenses, franchises, permits, indentures, agreements or other instruments are (i) required for the lawful consummation of the transactions contemplated hereby, or (ii) necessary in order that the business as currently conducted by PVBJ (the “Business”) can be conducted by H/Cell in the same manner after the Closing as heretofore conducted by PVBJ, nor will the consummation of the transactions contemplated hereby result in creating, accelerating or increasing any liability of PVBJ.

4.8. Financial Statements. Seller has delivered, or will deliver prior to Closing, to H/Cell copies of the following financial statements (which include all notes and schedules attached thereto), all of which are true, complete and correct, have been prepared from the books and records of PVBJ in accordance with past practice and to the best of Seller’s knowledge, fairly present the financial condition, assets, liabilities and results of operations of PVBJ as of the dates thereof and for the periods covered thereby:

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(a) the unaudited balance sheet of PVBJ as of December 31, 2015 and 2016, and the related unaudited statements of operations, and of cash flows of PVBJ for the period then ended; and

(b) the unaudited balance sheet of PVBJ as of September 30, 2017 and the related compiled statement of operations of PVBJ for the nine-month period then ended,

(such statements, including the related notes and schedules thereto, are referred to herein as the “Financial Statements”). To best of Seller’s knowledge, in such Financial Statements, the statements of operations do not contain any items of special or nonrecurring income or any other income not earned in the ordinary course of business and the financial statements for the interim periods indicated include all adjustments, which consist of only normal recurring accruals, necessary for such fair presentation. There are no facts known, or should be known, to Seller or PVBJ that would alter the information contained in the foregoing Financial Statements in any material way.

To best of Seller’s knowledge, the final Balance Sheet will be complete and correct in all material respects. For the purposes hereof, the balance sheet of PVBJ as of September 30, 2017 is referred to as the “Balance Sheet” and September 30, 2017 is referred to as the “Balance Sheet Date”.

4.9 Records and Books of Account. To best of Seller’s knowledge, the records and books of account of PVBJ reflect all material items of income and expense and all material assets, liabilities and accruals have been regularly kept and maintained in conformity with preceding years.

4.10 Absence of Undisclosed Liabilities. Except as and to the extent reflected or reserved against in PVBJ’s Financial Statements, there are no liabilities or obligations of PVBJ of any kind whatsoever, whether accrued, fixed, absolute, contingent, determined or determinable, and including without limitation (i) liabilities to former, retired or active employees of PVBJ under any pension, health and welfare benefit plan, vacation plan or other plan of PVBJ, (ii) tax liabilities incurred in respect of or measured by income for any period prior to the close of business on the Balance Sheet Date, or arising out of transactions entered into, or any state of facts existing, on or prior to said date, and (iii) contingent liabilities in the nature of an endorsement, guarantee, indemnity or warranty, and there is no condition, situation or circumstance existing or which has existed that could reasonably be expected to result in any liability of PVBJ, other than liabilities and contingent liabilities incurred in the ordinary course of business since the Balance Sheet Date consistent with PVBJ’s recent customary business practice, none of which is materially adverse to PVBJ.

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4.11 Taxes.

(a) For purposes of this Agreement, “Tax” or “Taxes” refers to: (i) any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities relating to taxes, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes and escheatment payments, together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity; (ii) any liability for the payment of any amounts of the type described in clause (i) as a result of being or ceasing to be a member of an affiliated, consolidated, combined or unitary group for any period (including, without limitation, any liability under Treas. Reg. Section 1.1502-6 or any comparable provision of foreign, state or local law); and (iii) any liability for the payment of any amounts of the type described in clause (i) or (ii) as a result of any express or implied obligation to indemnify any other person or as a result of any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

(b) (i) PVBJ has timely filed all federal, state, local and foreign returns, estimates, information statements and reports (“Returns”) relating to Taxes required to be filed by PVBJ with any Tax authority for any tax periods prior to the 2017 tax year. All such Returns are true, correct and complete in all respects. PVBJ has paid all Taxes shown to be due on such Returns. PVBJ is not currently the beneficiary of any extensions of time within which to file any Returns. Seller and PVBJ have furnished and made available to H/Cell complete and accurate copies of all income and other Tax Returns and any amendments thereto filed by PVBJ in the last three (3) years.

(ii) PVBJ, as of the Closing Date, will have withheld and accrued or paid to the proper authority all Taxes required to have been withheld and accrued or paid.

(iii) PVBJ has not been delinquent in the payment of any Tax nor is there any Tax deficiency outstanding or assessed against PVBJ. PVBJ has not executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

(iv) There is no dispute, claim, or proposed adjustment concerning any Tax liability of PVBJ either (A) claimed or raised by any Tax authority in writing or (B) based upon personal contact with any agent of such Tax authority, and there is no claim for assessment, deficiency, or collection of Taxes, or proposed assessment, deficiency or collection from the Internal Revenue Service or any other governmental authority against PVBJ which has not been satisfied. PVBJ is not a party to nor has it been notified in writing that it is the subject of any pending, proposed, or threatened action, investigation, proceeding, audit, claim or assessment by or before the Internal Revenue Service or any other governmental authority, nor does PVBJ have any reason to believe that any such notice will be received in the future. Neither the Internal Revenue Service nor any state or local taxation authority has ever audited any income tax return of PVBJ. PVBJ has not filed any requests for rulings with the Internal Revenue Service. No power of attorney has been granted by PVBJ or its affiliates with respect to any matter relating to Taxes of PVBJ. There are no Tax liens of any kind upon any property or assets of PVBJ, except for inchoate liens for Taxes not yet due and payable.

(v) PVBJ has no liability for any unpaid Taxes which has not been paid or accrued for or reserved on the Financial Statements, whether asserted or unasserted, contingent or otherwise.

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(vi) There is no contract, agreement, plan or arrangement to which PVBJ is a party as of the date of this Agreement, including but not limited to the provisions of this Agreement, covering any employee or former employee of PVBJ that, individually or collectively, would reasonably be expected to give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, 404 or 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). There is no contract, agreement, plan or arrangement to which PVBJ is a party or by which it is bound to compensate any individual for excise taxes paid pursuant to Section 4999 of the Code.

(vii) PVBJ has not filed any consent agreement under Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by PVBJ.

(viii) PVBJ is not a party to, nor has any obligation under any tax-sharing, tax indemnity or tax allocation agreement or arrangement.

(ix) None of PVBJ’s assets are tax exempt use property within the meaning of Section 168(h) of the Code.

(x) PVBJ made a valid election under Section 1362 of the Code to be treated as an S corporation as defined in Code Section 1361, which election was acknowledged by the IRS and became effective on July 8, 2009. The election has remained in effect since that date without revocation, cessation or termination, and PVBJ has qualified to be taxed under the provisions of Subchapter S of the Code and under applicable similar provisions of state income tax law for all periods beginning on or after July 8, 2009.

4.12 Accounts Receivable. The accounts receivable of PVBJ shown on the Balance Sheet Date, and those to be shown in the Financial Statements, are, and will be, actual bona fide receivables from transactions in the ordinary course of business representing valid and binding obligations of others for the total dollar amount shown thereon, and as of the Balance Sheet Date were not (and presently are not) subject to any recoupments, set-offs, or counterclaims. All such accounts receivable are and will be collectible in amounts not less than the amounts (net of reserves) carried on the books of PVBJ, including the Financial Statements, and will be paid in accordance with their terms. All such accounts receivable are and will be actual bona fide receivables from transactions in the ordinary course of business.

4.13 Inventory. The inventories of PVBJ are located at 141 Robbins Road, Unit 100, Downingtown, PA 19335 (the “PVBJ Warehouse”). To best of Seller’s knowledge, the inventories of PVBJ shown on its Balance Sheet (net of reserves) are carried at values which reflect the normal inventory valuation policy of PVBJ of stating the items of inventory at average cost. Inventory acquired since the Balance Sheet Date has been acquired in the ordinary course of business and valued as set forth above. PVBJ will maintain the inventory in the normal and ordinary course of business from the date hereof through the Closing Date.

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4.14. Machinery and Equipment. Except for items disposed of in the ordinary course of business, all machinery, tools, furniture, fixtures, equipment, vehicles, leasehold improvements and all other tangible personal property (hereinafter “Fixed Assets”) of PVBJ currently being used in the conduct of its Business, or included in determining the net book value of PVBJ on the Balance Sheet Date, together with any machinery or equipment that is leased or operated by PVBJ, are in fully serviceable working condition and repair. Said Fixed Assets shall be maintained in such condition from the date hereof through the Closing Date. Except as described on Schedule 4.14 hereto, all Fixed Assets owned, used or held by PVBJ are situated at its business premises and are currently used in its business. Schedule 4.14 describes all Fixed Assets owned by or an interest in which is claimed by any other person (whether a customer, supplier or other person) for which PVBJ is responsible (copies of all agreements relating thereto being attached to said Schedule 4.14), and all such property is in PVBJ’s actual possession and is in such condition that upon the return of such property in its present condition to its owner, PVBJ will not be liable in any amount to such owner. There are no outstanding requirements or recommendations by any insurance company that has issued a policy covering either (i) such Fixed Assets or (ii) any liabilities of PVBJ relating to operation of the Business, or by any board of fire underwriters or other body exercising similar functions, requiring or recommending any repairs or work to be done on any Fixed Assets or any changes in the operations of the Business, any equipment or machinery used therein, or any procedures relating to such operations, equipment or machinery. All Fixed Assets of PVBJ are set forth on Schedule 4.14 hereto.

4.15. Real Property Matters. PVBJ does not own any real property as of the date hereof and has not owned any real property during the three years preceding the date hereof.

4.16. Leases. All leases of real and personal property of PVBJ are described on Schedule 4.16, are in full force and effect and constitute legal, valid and binding obligations of the respective parties thereto enforceable in accordance with their terms, except as limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting generally the enforcement of creditor’s rights, and have not been assigned or encumbered. PVBJ has performed in all material respects the obligations required to be performed by it under all such leases to date and it is not in default in any material respect under any of said leases nor has it made any leasehold improvements required to be removed at the termination of any lease, except signs. No other party to any such lease is in material default thereunder. None of the leases listed thereon require the consent of a third party in connection with the transfer of the Shares.

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4.17. Patents, Software, Trademarks, Etc. PVBJ owns, or possesses adequate licenses or other rights to use, all patents, software, trademarks, service marks, trade names and copyrights and trade secrets, if any, necessary to conduct its business as now operated by it. The patents, software, trademarks, service marks, copyrights, trade names and trade secrets, if any, registered in the name of or owned or used by or licensed to PVBJ and applications for any thereof (hereinafter the “Intangibles”) are described or referenced on Schedule 4.17. Seller hereby specifically acknowledges that all right, title and interest in and to all patents and software listed on Schedule 4.17 as patents owned by PVBJ are owned by PVBJ and that the ownership of such patents and software will be transferred as part of PVBJ to H/Cell as part of the transaction contemplated hereby. No officer, director, shareholder or employee of PVBJ or any relative or spouse of any such person owns any patents or patent applications or any inventions, software, secret formulae or processes, trade secrets or other similar rights, nor is any of them a party to any license agreement, used by or useful to PVBJ or related to the Business except as listed on Schedule 4.17. All of said Intangibles are valid and in good standing, are free and clear of all liens, security interests, charges, restrictions and encumbrances of any kind whatsoever, and have not been licensed to any third party except as described on Schedule 4.17. PVBJ has not been charged with, nor has it infringed, nor to Seller’s knowledge is it threatened to be charged with infringement of, any patent, proprietary rights or trade secrets of others in the conduct of its business, and, to the date hereof, neither Seller nor PVBJ has received any notice of conflict with or violation of the asserted rights in intangibles or trade secrets of others. PVBJ is not now manufacturing any goods under a present permit, franchise or license, except as set forth in said Schedule 4.17. The consummation of the transactions contemplated hereby will not alter or impair any rights of PVBJ in any such Intangibles or in any such permit, franchise or license, except as described on Schedule 4.17. The Intangibles and PVBJ’s tooling, manufacturing and engineering drawings, process sheets, specifications, bills of material and other like information and data are in such form and of such quality and will be maintained in such a manner that PVBJ can, following the Closing, design, produce, manufacture, assemble and sell the products and provide the services heretofore provided by it so that such products and services meet applicable specifications and conform with the standards of quality and cost of production standards heretofore met by it. PVBJ has the sole and exclusive right to use its corporate and trade names in the jurisdictions where it transacts business.

4.18. Insurance Policies. There is set forth on Schedule 4.18 a list and brief description of all insurance policies on the date hereof held by PVBJ or on which it pays premiums, including, without limitation, life insurance and title insurance policies, which description includes the premiums payable by it thereunder. Schedule 4.18 also sets forth, in the case of any life insurance policy held by PVBJ, the name of the insured under such policy, the cash surrender value thereof and any loans thereunder. All such insurance premiums in respect of such coverage have been, and to the Closing Date will be, paid in full, if due and owing. All claims, if any, made against PVBJ which are covered by such policies have been, or are being, settled or defended by the insurance companies that have issued such policies. Up to the Closing Date, such insurance coverage will be maintained in full force and effect and will not be cancelled, modified or changed without the express written consent of H/Cell, except to the extent the maturity dates of any such insurance policies expiring prior to the Closing Date. No such policy has been, or to the Closing Date will be, cancelled by the issuer thereof, and, to the knowledge of Seller and PVBJ, between the date hereof and the Closing Date, there shall be no increase in the premiums with respect to any such insurance policy caused by any action or omission of Seller or of PVBJ.

4.19 Banking. Schedule 4.19 sets forth the name of each bank in which PVBJ has an account or safe deposit box and the names of all persons authorized to draw thereon or have access thereto.

4.20 Personnel List. Schedule 4.19 sets forth:

(a) The names, current annual salary rates and total compensation for the preceding fiscal year of all of the present directors and officers of PVBJ, and any other employees whose current base accrual salary or annualized hourly rate equivalent is $20,000 or more, together with a summary of the bonuses, percentage compensation and other like benefits, if any, paid or payable to such persons for the last full fiscal year completed, together with a schedule of changes since that date, if any.

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(b) A schedule of workers’ compensation payments of PVBJ over the past five full fiscal years and the fiscal year to date, a schedule of claims by employees of PVBJ against the workers’ compensation fund for any reason over such period, identification of all compensation and medical benefits paid to date on each such claim and the estimated amount of compensation and medical benefits to be paid in the future on each such claim.

(c) The name of all pensioned employees of PVBJ whose pensions are unfunded and are not paid or payable pursuant to any formalized pension arrangements, their agent and annual unfunded pension rates.

4.21 Lists of Contracts, Etc. There is included on Schedule 4.21 a list of the following items (whether written or oral) relating to PVBJ, which list identifies and fairly summarizes each item:

(a) All collective bargaining and other labor union agreements (if any); all employment agreements with any officer, director, employee or consultant; and all employee pension, health and welfare benefit plans, group insurance, bonus, profit sharing, severance, vacation, hospitalization, and retirement plans, post-retirement medical benefit plans, and any other plans, arrangements or custom requiring payments or benefits to current or retiring employees;

(b) All joint venture contracts of PVBJ or affiliates relating to the Business;.

(c) All contracts of PVBJ relating to (a) obligations for borrowed money, (b) obligations evidenced by bonds, debentures, notes or other similar instruments, (c) obligations to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, (d) obligations under capital leases, (e) debt of others secured by a lien on any asset of PVBJ, and (f) debts of others guaranteed by PVBJ.

(d) All contracts that individually provide for aggregate future payments to or from PVBJ of $25,000 or more, to the extent not included in (a) through (c) above;

(e) All contracts of PVBJ that have a term exceeding one year and that may not be cancelled without any liability, penalty or premium, to the extent not included in (a) through (d) above;

(f) A complete list of all outstanding powers of attorney granted by PVBJ; and

(g) All other contracts of PVBJ material to the business, assets, liabilities, financial condition, results of operations or prospects of the Business taken as a whole to the extent not included above.

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Except as set forth on Schedule 4.21, (i) all contracts, agreements and commitments of PVBJ set forth on Schedule 4.21 are valid, binding and in full force and effect, and (ii) neither PVBJ nor any other party to any such contract, agreement, or commitment has materially breached any provision thereof or is in default thereunder. the sale of the Shares by Seller in accordance with this Agreement is not restricted by, and will not create grounds for, or result in, the termination of any contract, agreement or commitment of PVBJ set forth on Schedule 4.21, and immediately after the Closing, each such contract, agreement or commitment will continue in full force and effect without the imposition or acceleration of any burdensome condition or other obligation on PVBJ resulting from the sale of the Shares by Seller. True and complete copies of the contracts, leases, licenses and other documents referred to in this Schedule 4.21 have been certified by the Secretary or Assistant Secretary of PVBJ and delivered to H/Cell prior to the date hereof.

There are no pending disputes with customers or vendors of PVBJ regarding quality or return of goods involving amounts in dispute with any one customer or vendor, whether for related or unrelated claims, in excess of $5,000, all of which will be resolved to the reasonable satisfaction of H/Cell prior to the Closing Date. To the knowledge of Seller and PVBJ, there has not been any event, happening, threat or fact that would lead them to believe that any of said customers or vendors will terminate or materially alter their business relationship with PVBJ after completion of the transactions contemplated by this Agreement.

4.21. Compliance With the Law. PVBJ is not in violation of any applicable federal, state, local or foreign law, regulation or order or any other, decree or requirement of any governmental, regulatory or administrative agency or authority or court or other tribunal (including, but not limited to, any law, regulation order or requirement relating to securities, properties, business, products, manufacturing processes, advertising, sales or employment practices, terms and conditions of employment, occupational safety, health and welfare, conditions of occupied premises, product safety and liability, civil rights, or environmental protection, including, but not limited to, those related to waste management, air pollution control, waste water treatment or noise abatement). PVBJ has not been and is not now charged with, or to the knowledge of Seller or PVBJ under investigation with respect to, any violation of any applicable law, regulation, order or requirement relating to any of the foregoing, nor, to the knowledge of Seller or PVBJ after due inquiry, are there any circumstances that would or might give rise to any such violation. PVBJ has filed all reports required to be filed with any governmental, regulatory or administrative agency or authority.

4.22 Litigation; Pending Labor Disputes. Except as specifically identified on the Balance Sheet or footnotes thereto:

(a) There are no legal, administrative, arbitration or other proceedings or governmental investigations pending or, to the knowledge of Seller or PVBJ, threatened, against Seller or PVBJ, relating to the Business or PVBJ or its properties (including leased property), or the transactions contemplated by this Agreement, nor is there any basis known to PVBJ or Seller for any such action.

(b) There are no judgments, decrees or orders of any court, or any governmental department, commission, board, agency or instrumentality binding upon Seller or PVBJ relating to the Business or PVBJ the effect of which is to prohibit any business practice or the acquisition of any property or the conduct of any business by PVBJ or which limit or control or otherwise adversely affect its method or manner of doing business.

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(c) No work stoppage has occurred and is continuing or, to the knowledge of Seller or PVBJ, is threatened affecting the Business, and no representation question involving recognition of a collective bargaining agent exists in respect of any employees of PVBJ.

(d) There are no pending labor negotiations or union organization efforts relating to employees of PVBJ.

(e) There are no charges of discrimination (relating to sex, age, race, national origin, handicap or veteran status) or unfair labor practices pending or, to the knowledge of Seller or PVBJ, threatened before any governmental or regulatory agency or authority or any court relating to employees of PVBJ.

4.23 Absence of Certain Changes or Events. PVBJ has not, since the Balance Sheet Date, except as described on Schedule 4.23:

(a) Incurred any material obligation or liability (absolute, accrued, contingent or otherwise) or in connection with the performance of this Agreement, and any such obligation or liability incurred in the ordinary course is not materially adverse, except for claims, if any, that are adequately covered by insurance;

(b) Discharged or satisfied any lien or encumbrance, or paid or satisfied any obligations or liability (absolute, accrued, contingent or otherwise) other than (a) liabilities shown or reflected on the Balance Sheet, and (b) liabilities incurred since the Balance Sheet Date in the ordinary course of business that were not materially adverse;

(c) Increased or established any reserve or accrual for taxes or other liability on its books or otherwise provided therefor, except (a) as disclosed on the Balance Sheet, or (b) as may have been required due to income earned or expenses accrued since the Balance Sheet Date and as disclosed to H/Cell in writing;

(d) Mortgaged, pledged or subjected to any lien, charge or other encumbrance any of its assets, tangible or intangible;

(e) Sold or transferred any of its assets or cancelled any debts or claims or waived any rights, except in the ordinary course of business and which has not been materially adverse;

(f) Incurred any significant labor trouble or granted any general or uniform increase in salary or wages payable or to become payable by it to any director, officer, employee or agent, or by means of any bonus or pension plan, contract or other commitment increased the compensation of any director, officer, employee or agent;

(g) Authorized any capital expenditure for real estate or leasehold improvements, machinery, equipment or molds in excess of $5,000.00 in the aggregate;

(h) Except for this Agreement, entered into any material transaction;

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(i) Issued any stocks, bonds, or other corporate securities, or made any declaration or payment of any dividend or any distribution in respect of its capital stock; or

(j) Experienced damage, destruction or loss (whether or not covered by insurance) individually or in the aggregate having a Material Adverse Effect on any of its properties, assets or business, or experienced any other material adverse change individually or in the aggregate affecting its financial condition, assets, liabilities or Business (a “Material Adverse Change”).

4.24 Employee Benefit Plans.

(a) Schedule 4.24 lists a description of the only Employee Programs (as defined below) that have been maintained by PVBJ at any time during the five (5) years prior to the date hereof.

(b) There has not been any failure of any party to comply with any laws applicable with respect to any Employee Program that has been maintained by PVBJ. With respect to any Employee Programs now or heretofore maintained by PVBJ, there has occurred no breach of any duty under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) or other applicable law which could result, directly or indirectly in any taxes, penalties or other liability to H/Cell, PVBJ or any affiliate (as defined below). No litigation, arbitration, or governmental administrative proceeding (or investigation) or other proceeding (other than those relating to routine claims for benefits) is pending or, to the knowledge of PVBJ and Seller, threatened with respect to any such Employee Program.

(c) Except as set forth on Schedule 4.24 attached hereto, neither PVBJ nor any affiliate has ever (i) provided health care or any other non-pension benefits to any employees after their employment was terminated (other than as required by Part 6 of Subtitle B of Title I of ERISA) or has ever promised to provide such post-termination benefits or (ii) maintained an Employee Program provided to such employees subject to Title IV of ERISA, Section 401(a) or Section 412 of Code, including, without limitation, any Multiemployer Plan.

(d) For purposes of this Schedule 4.24:

(i) “Employee Program” means (A) all employee benefit plans within the meaning of ERISA Section 3(3), including, but not limited to, multiple employer welfare arrangements (within the meaning of ERISA Section 3(40)), plans to which more than one unaffiliated employer contributes and employee benefit plans (such as foreign or excess benefit plans) which are not subject to ERISA; and (B) all stock option plans, bonus or incentive award plans, severance pay policies or agreements, deferred compensation agreements, supplemental income arrangements, vacation plans, and all other employee benefit plans, agreements, and arrangements not described in (A) above. In the case of an Employee Program funded through an organization described in Code Section 501(c)(9), each reference to such Employee Program shall include a reference to such organization;

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(ii) An entity “maintains” an Employee Program if such entity sponsors, contributes to, or provides (or has promised to provide) benefits under such Employee Program, or has any obligation (by agreement or under applicable law) to contribute to or provide benefits under such Employee Program, or if such Employee Program provides benefits to or otherwise covers employees of such entity (or their spouses, dependents, or beneficiaries);

(iii) An entity is an “affiliate” of PVBJ for purposes of this Section 3.24 if it would have ever been considered a single employer with PVBJ under ERISA Section 4001(b) or part of the same “controlled group” as PVBJ for purposes of ERISA Section 302(d)(8)(C); and

(iv) “Multiemployer Plan” means a (pension or non-pension) employee benefit plan to which more than one employer contributes and which is maintained pursuant to one or more collective bargaining agreements.

4.25 Product Warranties and Product Liabilities. There are no product warranties and return policies of PVBJ and no product liability claims that are currently either pending or, to the best of Seller’s and PVBJ’s knowledge, threatened against PVBJ.

4.26 Assets. All of the assets of PVBJ are located at the PVBJ Warehouse. The assets of PVBJ are, and together with the additional assets to be acquired or otherwise received by PVBJ prior to the Closing, will at the Closing Date be, sufficient in all material respects to carry on the operations of the Business as now conducted by PVBJ. PVBJ (including for such purpose any Subsidiary) is the only business organization through which the Business is conducted. All assets used by PVBJ to conduct the Business are, and will as of the Closing Date be, owned by PVBJ.

4.27 Absence of Certain Commercial Practices. Neither PVBJ, Seller nor the Sole Member has made any payment (directly or by secret commissions, discounts, compensation or other payments) or given any gifts to another business concern, to an agent or employee of another business concern or of any governmental entity (domestic or foreign) or to a political party or candidate for political office (domestic or foreign), to obtain or retain business for PVBJ or to receive favorable or preferential treatment, except for gifts and entertainment given to representatives of customers or potential customers of sufficiently limited value and in a form (other than cash) that would not be construed as a bribe or payoff.

4.28 Licenses, Permits, Consents and Approvals. PVBJ has, and at the Closing Date will have, all licenses, permits or other authorizations of governmental, regulatory or administrative agencies or authorities (collectively, “Licenses”) required to conduct the Business. All Licenses of PVBJ are listed on Schedule 4.28 hereto. At the Closing, PVBJ will have all such Licenses which are material to the conduct of the Business and will have renewed all Licenses which would have expired in the interim. To the best knowledge of Seller and PVBJ, no registration, filing, application, notice, transfer, consent, approval, order, qualification, waiver or other action of any kind (collectively, a “Filing”) will be required as a result of the sale of the Shares by Seller in accordance with this Agreement (a) to avoid the loss of any License or the violation, breach or termination of, or any default under, or the creation of any lien on any asset of PVBJ pursuant to the terms of, any law, regulation, order or other requirement or any contract binding upon PVBJ or to which any such asset may be subject, or (b) to enable H/Cell (directly or through any designee) to continue the operation of PVBJ and the Business substantially as conducted prior to the Closing Date. To the extent that any such Filings may be required, Seller shall diligently commence any such Filings such that they will be duly filed, given, obtained or taken on or prior to the Closing Date and will be in full force and effect on the Closing Date.

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4.29 Environmental Matters.

(a) The operations of PVBJ are in compliance with all applicable Laws promulgated by any governmental entity which prohibit, regulate or control any hazardous material or any hazardous material activity (“Environmental Laws”) and all permits issued pursuant to Environmental Laws or otherwise except for where noncompliance or the absence of such permits would not, individually or in the aggregate, have a Material Adverse Effect;

(b) PVBJ has obtained all permits required under all applicable Environmental Laws necessary to operate its business;

(c) PVBJ is not the subject of any outstanding written order or Contract with any governmental authority or person respecting Environmental Laws or any violation or potential violations thereof; and,

(d) PVBJ has not received any written communication alleging either or both that PVBJ may be in violation of any Environmental Law, or any permit issued pursuant to Environmental Law, or may have any liability under any Environmental Law.

4.30 Broker. Neither PVBJ nor Seller has retained any broker(s) in connection with any transaction contemplated by this Agreement. H/Cell and PVBJ shall not be obligated to pay any fee or commission associated with the retention or engagement by PVBJ or Seller of any broker in connection with any transaction contemplated by this Agreement.

4.31 Related Party Transactions. All transactions during the past five years between PVBJ and any current or former shareholder or any entity in which PVBJ or any current or former shareholder had or has a direct or indirect interest have been fair to PVBJ. No portion of the sales or other on-going business relationships of PVBJ is dependent upon the friendship or the personal relationships (other than those customary within business generally) of Seller. During the past five years, PVBJ has not forgiven or cancelled, without receiving full consideration, any indebtedness owing to it by Seller.

4.32 Patriot Act. PVBJ and Seller certify that neither PVBJ nor any of its Subsidiaries has been designated, and is not owned or controlled, by a “suspected terrorist” as defined in Executive Order 13224. PVBJ and Seller hereby acknowledge that H/Cell seeks to comply with all applicable laws concerning money laundering and related activities. In furtherance of those efforts, PVBJ and Seller hereby represent, warrant and agree that: (i) none of the cash or property that Seller has contributed or paid or will contribute and pay to PVBJ has been or shall be derived from, or related to, any activity that is deemed criminal under United States law; and (ii) no contribution or payment by PVBJ or any of its Subsidiaries to H/Cell, to the extent that they are within PVBJ’s and/or its Subsidiaries’ control shall cause H/Cell to be in violation of the United States Bank Secrecy Act, the United States International Money Laundering Control Act of 1986 or the United States International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001. Seller shall promptly notify H/Cell if any of these representations ceases to be true and accurate regarding Seller, PVBJ or any of its Subsidiaries. Seller agrees to provide H/Cell any additional information regarding PVBJ or any of its Subsidiaries that H/Cell reasonably requests to ensure compliance with all applicable laws concerning money laundering and similar activities.

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4.33 Investment Intent. The Purchase Price Shares are being acquired hereunder by Seller for investment purposes only, for its own account, not as a nominee or agent and not with a view to the distribution thereof. Seller has no present intention to sell or otherwise dispose of the Purchase Price Shares and it will not do so except in compliance with the provisions of the Securities Act of 1933, as amended, and applicable law. Seller understands that the Purchase Price Shares acquired hereunder must be held by it at least six (6) months pursuant to which any subsequent disposition or transfer of any of said shares is registered under the Securities Act of 1933, as amended, or is exempt from registration therefrom. Seller further understands that the exemption from registration afforded by Rule 144 (the provisions of which are known to Seller) promulgated under the Securities Act of 1933, as amended, depends on the satisfaction of various conditions, and that, if and when applicable, Rule 144 may afford the basis for sales only in limited amounts.

4.34 Investment Experience; Suitability. Seller is a sophisticated investor familiar with the type of risks inherent in the acquisition of securities such as the shares of H/Cell and Seller’s financial position is such that Seller can afford to retain its Purchase Price Shares for an indefinite period of time without realizing any direct or indirect cash return on its investment. Seller is an “accredited investor” within the meaning of Rule 501(a) of Regulation D promulgated under the Securities Act of 1933, as amended. Seller understands that the Purchase Price Shares are being offered to it in reliance upon specific exemptions from the registration requirements of United States federal and state securities laws and that H/Cell is relying upon the truth and accuracy of, and Seller’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of Seller set forth herein in order to determine the availability of such exemptions and the eligibility of Seller to acquire the Purchase Price Shares.

4.35 Disclosure. All statements contained in any schedule, certificate, opinion, instrument, or other document delivered by or on behalf of Seller or PVBJ pursuant hereto or in connection with the transactions contemplated hereby shall be deemed representations and warranties by Seller and PVBJ herein. No statement, representation or warranty by Seller or PVBJ in this Agreement or in any schedule, certificate, opinion, instrument, or other document furnished or to be furnished to H/Cell pursuant hereto or in connection with the transactions contemplated hereby contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading or necessary in order to provide H/Cell of the business of PVBJ with full and fair disclosure concerning PVBJ, the Business, and PVBJ’s affairs.

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Article V
REPRESENTATIONS AND WARRANTIES OF H/CELL

5.1 Organization and Good Standing. H/Cell is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada.

5.2 Authority.

(a) The execution and delivery of this Agreement and the consummation of the transactions contemplated herein have been, or will prior to Closing be, duly and validly approved and acknowledged by all necessary corporate action on the part of H/Cell.

(b) The execution of this Agreement and the delivery hereof to Seller and the purchase contemplated herein have been, or will be prior to Closing, duly authorized by H/Cell’s Board of Directors having full power and authority to authorize such actions.

5.3 Conflicts; Consents of Third Parties.

(a) The execution and delivery of this Agreement, the acquisition of the Shares by H/Cell and the consummation of the transactions herein contemplated, and the compliance with the provisions and terms of this Agreement, are not prohibited by the Articles of Incorporation or Bylaws of H/Cell and will not violate, conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, any court order, indenture, mortgage, loan agreement, or other agreement or instrument to which H/Cell is a party or by which it is bound.

(b) No consent, waiver, approval, order, permit or authorization of, or declaration or filing with, or notification to, any person or governmental body is required on the part of H/Cell in connection with the execution and delivery of this Agreement or H/Cell Documents or the compliance by H/Cell with any of the provisions hereof or thereof.

5.4 Litigation. There are no legal, administrative, arbitration or governmental investigations or other proceedings pending or, to the best knowledge of H/Cell, threatened that are reasonably likely to prohibit or restrain the ability of H/Cell to enter into this Agreement or consummate the transactions contemplated hereby.

5.5 Shares; Investment Intention. The Shares are being acquired hereunder by H/Cell for investment purposes only, for its own account, not as a nominee or agent and not with a view to the distribution (as such term is used in Section 2(11) of the Securities Act of 1933, as amended (the “Securities Act”) thereof. H/Cell understands that the Shares have not been registered under the Securities Act and cannot be sold unless subsequently registered under the Securities Act or an exemption from such registration is available.

5.6 Due Authorization of Purchase Price Shares. The Purchase Price Shares when delivered to Seller shall be duly authorized, validly issued and outstanding as fully paid and non-assessable, free and clear of any liens, pledges, encumbrances, charges, agreements, options, claims or other arrangements or restrictions of any kind.

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5.7 Independent Accounting Firm. Prior to the date hereof through to the final determination and resolution of the NAV discussed in Section 2.3(a) above, except as discussed in Section 2.3(a) above H/Cell has not and shall not engage or has not and shall not otherwise make any promise or indication or promise of engaging Rosenberg Rich Baker Berman & Company (or any Independent Accounting Firm, as the parties may agree to in accordance therewith) for any business.

5.8 Broker. H/Cell has not retained any broker(s) in connection with any transaction contemplated by this Agreement. Neither Seller nor PVBJ shall not be obligated to pay any fee or commission associated with the retention or engagement by H/Cell of any broker(s) in connection with any transaction contemplated by this Agreement.

5.9 Patriot Act. H/Cell certifies that neither H/Cell nor any of its subsidiaries has been designated, and is not owned or controlled, by a “suspected terrorist” as defined in Executive Order 13224. H/Cell hereby acknowledges that PVBJ and Seller seek to comply with all applicable laws concerning money laundering and related activities. In furtherance of those efforts, H/Cell hereby represents, warrants and agrees that: (i) none of the cash or property that H/Cells have contributed or paid or will contribute and pay to Seller has been or shall be derived from, or related to, any activity that is deemed criminal under United States law; and (ii) no contribution or payment by H/Cell or any of its subsidiaries to Seller, to the extent that they are within H/Cell’s control shall cause Seller or PVBJ to be in violation of the United States Bank Secrecy Act, the United States International Money Laundering Control Act of 1986 or the United States International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001. H/Cell shall promptly notify Seller if any of these representations ceases to be true and accurate regarding H/Cell or any of its subsidiaries. H/Cell agrees to provide Seller any additional information regarding H/Cell or any of its subsidiaries that Seller reasonably request to ensure compliance with all applicable laws concerning money laundering and similar activities.

Article VI
POST-CLOSING COVENANTS

6.1 Payoff of Debt. On the Closing Date, H/Cell shall pay the current outstanding balance pursuant to the certain Business Loan Agreements, each dated April 21, 2015 and May 10, 2017, by and between Wilmington Savings Fund Society, FSB (“WSFS”) and PVBJ (collectively, the “WSFS Debt”) and shall obtain from WSFS a payoff letter evidencing the full satisfaction of the WSFS Debt (“Payoff Letter”). The WSFS Debt shall be repaid by PVBJ to H/Cell with interest at a rate to be determined by H/Cell and PVBJ.

6.2 Release of Guaranties. After the Closing Date, H/Cell shall diligently seek to have any and all personal guaranties made by either Paul V. Benis, Jr. and/or Stephanie Benis for the benefit of PVBJ (collectively, “Benis Guaranties”), to be released or replaced by corporate guaranties by either PVBJ or H/Cell. Each of H/Cell and PVBJ shall indemnify each of Paul V. Benis, Jr. and/or Stephanie Benis for any claims which may arise under any of the Benis Guaranties pursuant to an indemnification agreement substantially in the form attached hereto as Exhibit 6.2 (“Benis Indemnification Agreement”).

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6.3 Release of Liens and Security Interests. After the Closing Date, H/Cell shall diligently seek to have any and all liens or other security interests made against either Paul V. Benis, Jr. and/or Stephanie Benis in connection with the WSFS Debt or the Benis Guaranties released.

6.4 Further Assurances. Each of Seller and H/Cell shall use its best efforts to (i) take all actions necessary or appropriate to consummate the transactions contemplated by this Agreement, including but not limited to obtaining any and all outstanding consents and approvals required to consummate the transactions contemplated hereby, (ii) to the extent not satisfied by the Closing Date, diligently perform the obligations forth in Article VI above, and (iii) cause the fulfillment at the earliest practicable date of all of the conditions to their respective obligations to consummate the transactions contemplated by this Agreement.

6.5 Preservation of Records. As of the Closing Date, Seller and Sole Member shall have delivered to the PBVJ Warehouse any and all documents and records in their possession relating to the Business of PVBJ for a period of three (3) years prior to the Closing Date.

6.6 Publicity. Neither Seller nor H/Cell shall issue any press release or public announcement concerning this Agreement or the transactions contemplated hereby without obtaining the prior written approval of the other party hereto, which approval will not be unreasonably withheld or delayed, unless, in the sole judgment of H/Cell or Seller, disclosure is otherwise required by applicable law or by the applicable rules of any stock exchange on which H/Cell lists securities, provided that, to the extent required by applicable law, the party intending to make such release shall use its best efforts consistent with such applicable law to consult with the other party with respect to the text thereof.

6.7 Use of Name. Seller hereby agrees that upon the consummation of the transactions contemplated hereby, H/Cell and PVBJ shall have the sole right to the use of the names “PVBJ INC”, “Temperature Service Company” and “TSC Tri State” and Seller shall not, and shall not cause or permit any affiliate to, use such names or any variation or simulation thereof.

6.8 Employment Agreement. Contemporaneously herewith, Paul V. Benis Jr. shall enter into an employment agreement with H/Cell, substantially in the form of agreement attached hereto as Exhibit 6.8 (the “Employment Agreement”).

6.9 Board of Directors. The Board of Directors of PVBJ as of the Closing Date shall consist of two members appointed by H/Cell, which shall be Andrew Hidalgo and Matthew Hidalgo, and one member appointed by PVBJ, which shall be Paul V. Benis, Jr.

6.10 Financial Statements. If required, Seller shall cooperate with H/Cell to provide all information required for the completion of audited financial statements of PVBJ to be prepared and delivered no later than sixty (60) calendar days from the Closing Date; provided, however, that Seller shall in no way be responsible for any costs, fees or expenses which are in connection with such audit.

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6.11 Tax Election. At the sole discretion of H/Cell, Seller agrees to make a timely election under Internal Revenue Code Section 338(h)(10) (“338(h)(10) election”), and H/Cell shall indemnify and hold harmless Seller and Sole Member from and against any Tax liabilities imposed on Seller as a result of having made any such 338(h)(10) election to the extent that such Tax liabilities exceed the Tax liabilities that Seller and/or Sole Member could incur in the absence of such election together with any and all cost, fees and expenses (not including any fees for accountants and attorneys) in connection with the preparation or election therewith (the “H/Cell Tax Payments”). In the event that Seller or its member incurs any Tax obligations as a result of the 338(h)(10) election which are in excess of amounts due had the transactions set forth herein been taxed as a stock sale, then the amount that H/Cell shall be required to reimburse Seller and/or Sole Member under this paragraph (1) shall be grossed up to assure that Seller or Sole Member does not incur any Tax cost as a result of the 338(h)(10) election and the reimbursement payments under this paragraph and (2) shall take into account the highest marginal income tax rate applicable to payments of this type at the applicable times as applies to any of Seller or Sole Member. Any H/Cell Tax Payments shall be treated by the parties as additional Cash Purchase Price and shall be paid to Seller not less than seven (7) days prior to the time Seller is required to pay such amounts with a Federal tax return or estimate.

6.12 Tax Matters.

(a) Tax Periods Ending on or Before the Closing Date. H/Cell shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for PVBJ for all 2017 periods ending on or prior to the Closing Date which are filed after the Closing Date as soon as practicable and prior to the date due (including any proper extensions thereof). H/Cell shall permit Seller to review and provide comments, if any, on each such Return described in the preceding sentence prior to filing. Unless Seller provides comments, PVBJ shall deliver to H/Cell each such Return signed by the appropriate officer(s) of PVBJ, and H/Cell shall file and shall discharge any and all tax liabilities related to each such Return within fifteen (15) calendar days following PVBJ’s delivery to H/Cell of any such Return. H/Cell shall deliver to Seller promptly after filing each such Return a copy of the filed Return and evidence of its filing. H/Cell shall be responsible for all costs and expenses incurred in the preparation and filing of the Tax Returns. If Seller provides comments to H/Cell at the end of such fifteen (15) calendar day period and Seller and H/Cell have failed to reach written agreement with respect to all of such disputed items, the parties shall submit the unresolved items to arbitration for final determination. Promptly, but no later than thirty (30) calendar days after its acceptance of its appointment as arbitrator, the arbitrator shall render an opinion as to the disputed items. The determination of the arbitrator shall be conclusive and binding upon the parties. Seller and H/Cell shall each pay one half of the fees, costs and expenses of the arbitrator; provided, however, that the prevailing party may be entitled to an award of pre- and post-award interest as well as reasonable attorneys’ fees incurred in connection with the arbitration and any judicial proceedings related thereto as determined by the arbitrator.

(b) Tax Periods Beginning Before and Ending After the Closing Date. PVBJ or H/Cell shall prepare or cause to be prepared and file or cause to be filed any Returns of PVBJ for Tax periods that begin before the Closing Date and end after the Closing Date and shall discharge any and all tax liabilities related to such Return.

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(c) Refunds and Tax Benefits. Any Tax refunds that are received after the Closing Date by Seller (other than tax refunds received in connection with Seller’s individual tax Returns), H/Cell or PVBJ, and any amounts credited against Tax to which Seller, H/Cell or PVBJ become entitled, shall be for the account of PVBJ, and Seller shall pay over to PVBJ any such refund or the amount of any such credit within fifteen (15) calendar days after receipt or entitlement thereto. In addition, to the extent that a claim for refund or a proceeding results in a payment or credit against Tax by a taxing authority to Seller, Seller shall pay such amount to PVBJ within fifteen (15) calendar days after receipt or entitlement thereto.

(d) Cooperation on Tax Matters.

(i) H/Cell, PVBJ and Seller shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of any Returns pursuant to this Section and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. As of the Closing Date, Seller shall have delivered to the PVBJ Warehouse all books and records with respect to Tax matters pertinent to PVBJ relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the respective tax periods.

(ii) H/Cell and Seller further agree, upon request, to use their commercially reasonable best efforts to obtain any certificate or other document from any governmental authority or any other person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

(iii) H/Cell and Seller further agree, upon request, to provide the other party with all information that either party may be required to report pursuant to §6043 of the Code and all Treasury Department Regulations promulgated thereunder.

6.13 Non-Competition; Non-Disparagement. For a period of three (3) years after the Closing Date, Seller and Sole Member agrees not to engage in any of the following competitive activities: (a) engaging directly or indirectly in any business or activity substantially similar to any business or activity engaged in (or scheduled to be engaged) by PVBJ or H/Cell; (b) engaging directly or indirectly in any business or activity competitive with any business or activity engaged in (or scheduled to be engaged) by PVBJ or H/Cell; (c) soliciting or taking away any employee, agent, representative, contractor, supplier, vendor, customer, franchisee, lender or investor of PVBJ or H/Cell, or attempting to so solicit or take away; (d) interfering with any contractual or other relationship between PVBJ or H/Cell and any employee, agent, representative, contractor, supplier, vendor, customer, franchisee, lender or investor; or (e) using, for the benefit of any person or entity other than PVBJ, any confidential information of PVBJ or H/Cell. In addition, neither party shall make or permit the making of any negative statement of any kind concerning PVBJ or the other party, or their respective affiliates, members, directors, officers or agents. Notwithstanding anything contrary to the foregoing, nothing in this Agreement shall prohibit Sole Member from serving as a Manager (as defined in the Pennsylvania Uniform Limited Liability Company Act of 2016) of Total Services Residential, LLC (“TSR”), provided, however, that Sole Member shall be prohibited from conducting day-to-day type of operations of TSR.

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Article VII
CONDITIONS TO CLOSING

7.1 Conditions Precedent to Obligations of H/Cell. The obligation of H/Cell to consummate the transactions contemplated by this Agreement is subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by H/Cell in whole or in part to the extent permitted by applicable law):

(a) all representations and warranties of Seller contained herein shall be true and correct as of the date hereof;

(b) all representations and warranties of Seller contained herein qualified as to materiality shall be true and correct, and the representations and warranties of Seller contained herein not qualified as to materiality shall be true and correct in all material respects, at and as of the Closing Date with the same effect as though those representations and warranties had been made again at and as of that time;

(c) Seller shall have performed and complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date;

(d) H/Cell shall have been furnished with certificates (dated the Closing Date and in form and substance reasonably satisfactory to H/Cell) executed by Seller certifying as to the fulfillment of the conditions specified in Sections 7.1(a), 7.1(b) and 7.1(c) hereof (the “Seller’s Certificate”);

(e) Certificates representing 100% of the Shares shall have been, or shall at the Closing be, validly delivered and transferred to H/Cell, free and clear of any and all Liens;

(f) there shall not have been or occurred any Material Adverse Effect;

(g) Seller shall have obtained all consents and waivers referred to in Section 4.7 hereof, in a form reasonably satisfactory to H/Cell, with respect to the transactions contemplated by this Agreement;

(h) no legal proceedings shall have been instituted or threatened or claim or demand made against Seller, PVBJ, or H/Cell seeking to restrain or prohibit or to obtain substantial damages with respect to the consummation of the transactions contemplated hereby, and there shall not be in effect any order by a governmental body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby;

(i) H/Cell shall have received the written resignation of each director of PVBJ other than Paul V. Benis Jr., if any; and

(j) the Employment Agreement shall have been executed by Paul V. Benis Jr.

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7.2 Conditions Precedent to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement are subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions (any or all of which may be waived by Seller in whole or in part to the extent permitted by applicable law):

(a) all representations and warranties of H/Cell contained herein shall be true and correct as of the date hereof;

(b) all representations and warranties of H/Cell contained herein qualified as to materiality shall be true and correct, and all representations and warranties of H/Cell contained herein not qualified as to materiality shall be true and correct in all material respects, at and as of the Closing Date with the same effect as though those representations and warranties had been made again at and as of that date;

(c) H/Cell shall have performed and complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by H/Cell on or prior to the Closing Date;

(d) Seller shall have been furnished with a certificate (dated the Closing Date and in form and substance reasonably satisfactory to Seller) executed by the Chief Executive Officer and Chief Financial Officer of H/Cell certifying as to the fulfillment of the conditions specified in Sections 7.2(a), 7.2(b) and 7.2(c) (the “Officers’ Certificate”);

(e) no legal proceedings shall have been instituted or threatened or claim or demand made against Seller, PVBJ, or H/Cell seeking to restrain or prohibit or to obtain substantial damages with respect to the consummation of the transactions contemplated hereby, and there shall not be in effect any order by a governmental body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby;

(f) the Employment Agreement shall have been executed by H/Cell; and

(g) H/Cell shall have the Benis Indemnification Agreement shall have been executed by H/Cell and PVBJ, jointly and severally.

Article VIII
DOCUMENTS TO BE DELIVERED

8.1 Documents to be Delivered by Seller. On or before Closing, Seller shall deliver, or cause to be delivered, to H/Cell the following:

(a) stock certificate(s) representing the Shares, duly endorsed in blank and accompanied by stock transfer powers and with all requisite stock transfer tax stamps attached

(b) the Seller’s Certificate referred to in Section 7.1(d) above;

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(c) copies of all consents and waivers referred to in Section 7.1(g) above;

(d) the Employment Agreement;

(e) the Benis Indemnification Agreement;

(f) written resignation of each director of PVBJ, other than Paul V. Benis Jr., if any;

(g) Certificate of Organization with respect to Seller filed with the Secretary of State of the Commonwealth of Pennsylvania;

(h) certificates of good standing with respect to PVBJ issued by the Secretary of State of the State of New Jersey and the Commonwealth of Pennsylvania; and

(i) such other documents as H/Cell shall reasonably request.

8.2 Documents to be Delivered by H/Cell. On or before Closing, H/Cell shall deliver to Seller the following:

(a) The Purchase Price Shares (provided that the Purchase Price Shares may be delivered within two (2) business days of the Closing Date pursuant to Section 2.2(ii));

(b) the Officers’ Certificate referred to in Section 7.2(d) above;

(c) the Employment Agreement;

(d) certificate of good standing with respect to H/Cell issued by the Secretary of State of the State of Nevada;

(e)

(f) the Benis Indemnification Agreement; and

(g) such other documents as Seller shall reasonably request.

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Article IX
INDEMNIFICATION

9.1 Indemnification.

(a) Subject to Section 0 hereof, Seller hereby agrees to indemnify and hold H/Cell, PVBJ, and their respective directors, officers, employees, affiliates, agents, successors and assigns (collectively, the “H/Cell Indemnified Parties”) harmless from and against:

(i) any and all liabilities of PVBJ of every kind, nature and description, absolute or contingent, existing as against PVBJ prior to and including the Closing Date or thereafter coming into being or arising by reason of any state of facts existing, or any transaction entered into, on or prior to the Closing Date, except to the extent that the same have been fully provided for in the Balance Sheet or disclosed in the notes thereto or were incurred in the ordinary course of business between the Balance Sheet date and the Closing Date;

(ii) subject to Section 9.4, any and all losses, liabilities, obligations, damages, costs and expenses based upon, attributable to or resulting from the failure of any representation or warranty of Seller set forth in Article IV hereof, or any representation or warranty contained in any certificate delivered by or on behalf of Seller pursuant to this Agreement, to be true and correct in all respects as of the date made;

(iii) any and all losses, liabilities, obligations, damages, costs and expenses (collectively, “Losses”) based upon, attributable to or resulting from the breach of any covenant or other agreement on the part of Seller under this Agreement;

(iv) any and all notices, actions, suits, proceedings, claims, demands, assessments, judgments, costs, penalties and expenses, including attorneys’ and other professionals’ fees and disbursements (collectively, “Expenses”) incident to the foregoing.

(b) Subject to Section 0, H/Cell hereby agrees to indemnify and hold Seller and its members, affiliates, agents, successors and assigns (collectively, the “Seller Indemnified Parties”) harmless from and against:

(i) subject to Section 9.4, any and all Losses based upon, attributable to or resulting from the failure of any representation or warranty of H/Cell set forth in Article V hereof, or any representation or warranty contained in any certificate delivered by or on behalf of H/Cell pursuant to this Agreement, to be true and correct as of the date made;

(ii) any and all Losses based upon, attributable to or resulting from the breach of any covenant or other agreement on the part of H/Cell under this Agreement or arising from the ownership or operation of PVBJ from and after the Closing Date; and

(iii) any and all Expenses incident to the foregoing.

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9.2 Limitations on Indemnification for Breaches of Representations and Warranties.

9.3 An indemnifying party shall not have any liability under Section 9.1(a)(ii)or Section 9.1(b)(i) hereof unless the aggregate amount of Losses and Expenses to the indemnified parties finally determined to arise thereunder based upon, attributable to or resulting from the failure of any representation or warranty to be true and correct, other than the representations and warranties set forth in Sections 4.3, 4.11, 4.24, 4.29 and 5.6 hereof, exceeds $5,000.00 (the “Basket”) and, in such event, the indemnifying party shall be required to pay the entire amount of such Losses and Expenses in excess of $5,000 (the “Deductible”).

9.4 Indemnification Procedures.

(a) In the event that any legal proceedings shall be instituted or that any claim or demand (“Claim”) shall be asserted by any person or entity in respect of which payment may be sought under Section 9.1hereof (regardless of the Basket or the Deductible referred to above), the indemnified party shall reasonably and promptly cause written notice of the assertion of any Claim of which it has knowledge which is covered by this indemnity to be forwarded to the indemnifying party. The indemnifying party shall have the right, at its sole option and expense, to be represented by counsel of its choice, which must be reasonably satisfactory to the indemnified party, and to defend against, negotiate, settle or otherwise deal with any Claim which relates to any Losses indemnified against hereunder. If the indemnifying party elects to defend against, negotiate, settle or otherwise deal with any Claim which relates to any Losses indemnified against hereunder, it shall within five (5) calendar days (or sooner, if the nature of the Claim so requires) notify the indemnified party of its intent to do so; provided, however, that no such settlement may include or impose on the indemnified party any admission of guilt, fault or negligence without the indemnified party’s express consent. If the indemnifying party elects not to defend against, negotiate, settle or otherwise deal with any Claim which relates to any Losses indemnified against hereunder, fails to notify the indemnified party of its election as herein provided or contests its obligation to indemnify the indemnified party for such Losses under this Agreement, the indemnified party may defend against, negotiate, settle or otherwise deal with such Claim. If the indemnified party defends any Claim, then the indemnifying party shall immediately reimburse the indemnified party for the Expenses of defending such Claim upon submission of periodic bills. If the indemnifying party shall assume the defense of any Claim, the indemnified party may participate, at his or its own expense, in the defense of such Claim; provided, however, that such indemnified party shall be entitled to participate in any such defense with separate counsel at the expense of the indemnifying party if, (i) so requested by the indemnifying party to participate or (ii) in the reasonable opinion of counsel to the indemnified party, a conflict or potential conflict exists between the indemnified party and the indemnifying party that would make such separate representation advisable; and provided, further, that the indemnifying party shall not be required to pay for more than one such counsel for all indemnified parties in connection with any Claim. The parties hereto agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such Claim.

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(b) After any final judgment or award shall have been rendered by a court, arbitration board or administrative agency of competent jurisdiction and the expiration of the time in which to appeal therefrom, or a settlement shall have been consummated, or the indemnified party and the indemnifying party shall have arrived at a mutually binding agreement with respect to a Claim hereunder, the indemnified party shall forward to the indemnifying party notice of any sums due and owing by the indemnifying party pursuant to this Agreement with respect to such matter and the indemnifying party shall be required to pay all of the sums so due and owing to the indemnified party by wire transfer of immediately available funds within ten (10) calendar days after the date of such notice.

(c) The failure of the indemnified party to give reasonably prompt notice of any Claim shall not release, waive or otherwise affect the indemnifying party’s obligations with respect thereto except to the extent that the indemnifying party can demonstrate actual loss and prejudice as a result of such failure.

9.5 Tax Treatment of Indemnity Payments. Seller and H/Cell agree to treat any indemnity payment made pursuant to this Article IX as an adjustment to the Cash Purchase Price for federal, state, local and foreign income tax purposes.

Article X
MISCELLANEOUS

10.1 Payment of Sales, Use or Similar Taxes.

All sales, use, transfer, intangible, recordation, documentary stamp or similar Taxes or charges, of any nature whatsoever, applicable to, or resulting from, the transactions contemplated by this Agreement shall be borne by Seller.

10.2 Survival of Representations and Warranties. The parties hereto hereby agree that the representations and warranties contained in this Agreement or in any certificate, document or instrument delivered in connection herewith, shall survive the execution and delivery of this Agreement, and the Closing hereunder, regardless of any investigation made by the parties hereto; provided, however, that any claims or actions with respect thereto (other than claims for indemnifications with respect to the representation and warranties contained in Sections 4.3, 4.11, 4.24, 4.29 and 5.6 , which shall survive for periods coterminous with any applicable statutes of limitation) shall terminate unless within twenty-four (24) months after the Closing Date written notice of such claims is given to Seller or such actions are commenced.

10.3 Expenses. Except as otherwise provided in this Agreement, Seller and H/Cell shall each bear its own expenses incurred in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby, it being understood that in no event shall PVBJ bear any of such costs and expenses.

10.4 Specific Performance. Seller acknowledges and agrees that the breach of this Agreement would cause irreparable damage to H/Cell and that H/Cell will not have an adequate remedy at law. Therefore, the obligations of Seller under this Agreement, including, without limitation, Seller’s obligation to sell the Shares to H/Cell, shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith. Such remedies shall, however, be cumulative and not exclusive and shall be in addition to any other remedies which any party may have under this Agreement or otherwise.

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10.5 Further Assurances. Seller and H/Cell each agree to execute and deliver such other documents or agreements and to take such other action as may be reasonably necessary or desirable for the implementation of this Agreement and the consummation of the transactions contemplated hereby.

10.6 Submission to Jurisdiction; Consent to Service of Process; Attorney’s Fees.

(a) The parties hereto hereby irrevocably submit to the non-exclusive jurisdiction of any federal or state court located within the State of New Jersey over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby and each party hereby irrevocably agrees that all claims in respect of such dispute or any suit, action proceeding related thereto may be heard and determined in such courts. The parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b) Each of the parties hereto hereby consents to process being served by any party to this Agreement in any suit, action or proceeding by the mailing of a copy thereof in accordance with the provisions of Section 10.11.

(c) If any legal action or any arbitration or other proceeding is brought for the enforcement or interpretation of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with or related to this Agreement, the successful or prevailing party shall be entitled to recover reasonable attorneys’ fees and other costs in connection with that action or proceeding, in addition to any other relief to which it or they may be entitled.

10.7 Entire Agreement; Amendments and Waivers. This Agreement (including the Schedules, and Exhibits to this Agreement), together with the Confidentiality/Standstill Agreement dated May 31, 2017, by and between H/Cell and PVBJ, constitute the entire agreement among the parties with respect to the subject matter of this Agreement and supersede all other prior agreements and understandings, both written and oral, among the parties to this Agreement with respect to the subject matter of this Agreement. This Agreement may only be amended, supplemented or otherwise modified by written agreement signed by Seller and H/Cell. By an instrument in writing, H/Cell or Seller may waive compliance by the other with any term or provision of this Agreement that such other party was or is obligated to comply with or perform. No waiver by a party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent occurrence. No failure or delay by a party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law.

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10.8 Governing Law. This Agreement shall be governed by and construed in accordance with the internal substantive laws of the State of Nevada without application of or reference to its choice of law or conflict of law provision or rule (whether of the State of Nevada or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of Nevada. Except as otherwise specifically provided for herein, the parties agree that in the event any litigation, arbitration, or other proceeding is brought for the interpretation or enforcement of the Agreement, or because of an alleged dispute, default, misrepresentation, or breach in connection with any of the provisions of the Agreement, each party shall bear its own attorneys’ fees, costs, and expenses; provided, however, that, the prevailing party shall be reimbursed of any and all reasonable attorneys’ fees, costs and expenses incurred in any such proceeding.

10.9 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.9.

10.10 Table of Contents and Headings; Interpretation.

The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section, Exhibit or Annex, such reference shall be to a Section of, or Annex or Exhibit to this Agreement, unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” A reference in this Agreement to $ or dollars is to U.S. dollars. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to “this Agreement” shall include all Annexes and Exhibits hereto.

The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

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10.11 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt), (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested), (c) on the date sent by facsimile (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient, or (d) on the third (3rd) business day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.11):

H/Cell:	H/Cell Energy Corporation 4411 Bowser Avenue, Suite 105 Dallas, Texas 75219 Email: andyhildago@hcellenergy.com Attention: Andrew Hidalgo, CEO with copy to (which copy shall not constitute Notice hereunder):

Sichenzia Ross Ference Kesner LLP
1185 Avenue of the Americas, 37th Floor New
York, New York 10036

Email: jturner@srfkllp.com

Attention: James M. Turner, Esq.

PVBJ:	PVBJ INC c/o H/Cell Energy Corporation 4411 Bowser Avenue, Suite 105 Dallas, Texas 75219 Email: andyhildago@hcellenergy.com Attention: Andrew Hidalgo, CEO

Seller:	Benis Holdings LLC 1406 Steeple Chase Road Downingtown, PA 19335 Email: paulbenis@yahoo.com Attention: Paul V. Benis, Jr., President with copy to (which copy shall not constitute Notice hereunder): Joyce Koh, LLC 33 Rock Hill Road, Suite 210 Bala Cynwyd, PA 19004 Email: joyce@yourinhousecounselor.com Attention: Joyce Koh, Esquire

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10.12 Severability. If any provision of this Agreement is invalid or unenforceable, the balance of this Agreement shall remain in effect.

10.13 Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any person or entity not a party to this Agreement except as provided below. No assignment of this Agreement or of any rights or obligations hereunder may be made by Seller or H/Cell (by operation of law or otherwise) without the prior written consent of the other parties hereto and any attempted assignment without the required consents shall be void. Upon any such permitted assignment, the references in this Agreement to H/Cell shall also apply to any such assignee unless the context otherwise requires.

10.14 Counterparts; Electronic Signature. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to the other Parties. In the event that any signature is delivered by facsimile transmission or by an e-mail which contains a portable document format (.pdf) file of an executed signature page, such signature page shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such signature page were an original thereof. In proving this Agreement, it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom enforcement is sought.

[intentionally blank]

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

H/CELL:		Seller:

H/CELL ENERGY CORPORATION,		BENIS HOLDINGS LLC,
a Nevada corporation		a Pennsylvania limited liability company

By:		By:
Name:	Andrew Hidalgo	Name:	Paul V. Benis, Jr.
Title:	Chief Executive Officer	Title:	Managing Member

PVBJ:

PVBJ INC, a New Jersey corporation

By:
Name:	Paul V. Benis, Jr.
Title:	President

For purposes of Section 6.13 only:
Paul V. Benis, Jr.

Signature Page to Stock Purchase Agreement

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